UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AAR CORP.

(Exact name of registrant as specified in its charter)

Delaware	36-2334820
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One AAR Place
1100 North Wood Dale Road
Wood Dale, Illinois	60191
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange Chicago Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Form 8-A/A is filed by AAR CORP. (the “Company”) to reflect the expiration of the rights (the “Rights”) to purchase Series A Junior Participating Preferred Stock (the “Preferred Stock”) registered on the Form 8-A filed by the Company on March 30, 2020.

Item 1.	Description of Registrant’s Securities to be Registered.

On October 5, 2020, the Company entered into an Amendment and Termination (the “Amendment”) of the Rights Agreement (the “Rights Agreement”), dated as of March 30, 2020, between the Company and Computershare Trust Company, N.A., as rights agent. The Amendment accelerates the expiration date of the Rights Agreement from February 28, 2021 to October 5, 2020, such that, at the close of business on October 5, 2020, the Rights will expire and no longer be outstanding and the Rights Agreement will terminate and be of no further force or effect.

In connection with the expiration of the Rights and termination of the Rights Agreement, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware on October 5, 2020 that, effective upon filing, eliminated from the Company’s Restated Certificate of Incorporation all matters set forth in the Certificate of Designations with respect to the Preferred Stock, and returned the Preferred Stock to authorized but undesignated shares of the Company’s preferred stock. No shares of Preferred Stock were issued and outstanding at the time of the filing of the Certificate of Elimination.

The foregoing description of the Amendment and Certificate of Elimination is qualified in its entirety by reference to the Amendment and the Certificate of Elimination, a copy of which are attached hereto as Exhibit 4.2 and Exhibit 3.1, respectively, and are incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description
3.1	Certificate of Elimination of Series A Junior Participating Preferred Stock of AAR CORP.

4.1	Rights Agreement, dated as of March 30, 2020, by and between AAR CORP. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to AAR CORP.’s Current Report on Form 8-K filed on March 30, 2020).

4.2	Amendment and Termination of Rights Agreement, dated as of October 5, 2020, between AAR CORP. and Computershare Trust Company, N.A., as rights agent.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AAR CORP.
Date: October 5, 2020	By:	/s/ Jessica Garascia
Jessica Garascia
Vice President, General Counsel and Secretary